Exhibit 10.3

PROMISSORY NOTE

ZP RE AZ DYSART, LLC
Maximum Principal Amount:
$1,620,000.00
Phoenix, Arizona
July 8, 2024

1. Promise to Pay. FOR VALUE RECEIVED ZP RE AZ DYSART, LLC, an Arizona Limited Liability Company (“Maker”) promises to pay to the order of Private Money Funding, LLC, at 11216 North 74th Street, Scottsdale, AZ 85260 or at such other address as the holder of this Note (“Holder”) at any given time may designate by written notice to Maker, in lawful money of the United States of America, the principal amount set forth above, or such portion thereof as may then be outstanding, together with all then accrued and unpaid interest and other amounts that are Maker’s obligation under this Note or any of the other Loan Documents to pay. The proceeds of the credit accommodations evidenced by this Note (the “Loan”) shall be advanced pursuant to the provisions of that certain Loan Agreement of approximately even date herewith by and between Maker and Holder (the “Loan Agreement”) and shall be secured by that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing of approximately even date herewith granted by Maker for the benefit of Holder (the “Deed of Trust”). All capitalized terms used in this Note but not defined herein shall have the meanings ascribed to those terms in the Loan Agreement, unless otherwise referenced herein to another document.

2. Computation of Interest. Interest shall accrue on the outstanding balance of this Note from time to time at the rate of twelve percent (12%) per annum (the “Note Rate”) from the date upon which any portion of the Loan is disbursed by Holder (the “Effective Date”) until the entire principal and interest is paid in full. Interest will be computed on a 360 day year / 30 day month; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance from time to time, multiplied by the actual number of days the principal balance is outstanding up to a maximum of 30 days and interest for the month of February will be counted as 30 days. Interest shall also accrue and compound on any past due and unpaid installment payments (including any portion thereof constituting interest payments) required hereunder that remain unpaid for more than thirty (30) days, which amounts at the election of Holder may be treated as a portion of the unpaid principal balance of the Loan. Maker hereby expressly consents to such compounding of interest.

3. Payment of Principal, Interest and other Charges. Maker shall pay interest only in arrears, in monthly installment payments calculated in the manner set forth in Section 2 above (provided, that after Holder has disbursed the final Construction Advance, Holder may elect to notify Maker of the amount of all subsequent monthly installments of interest hereunder), beginning on the first of August and continuing on the first day of each consecutive month thereafter until July 1, 2029 (the “Maturity Date”) at which time all remaining principal and unpaid interest and other accrued charges shall all be due and payable.

4. Application of Payments. Unless otherwise specifically designated in the Loan Documents, agreed in writing or required by applicable law, all payments and other credits shall be applied: (a) first, to reimbursable fees, costs, late charges and expenses payable by Maker under this Note or any of the other Loan Documents; (b) second, to accrued and unpaid interest; and (c) third, to principal. Any payment made by Maker must be received by Holder in immediately available funds no later than 2:00 p.m. Phoenix time in order to receive same day credit; any payment received thereafter shall be considered to have been made on the following business day.

5. Late Charges; Dishonored Payments. For each payment described in this Note (including the balloon payment due on the Maturity Date) or, if applicable, any tax or insurance impound described in the Deed of Trust, that is not paid within ten (10) days after the date upon which such payment first became due, Holder may charge, and Maker shall pay upon demand, a late charge equal to Five Hundred Dollars ($500.00) to compensate Holder for administrative expenses and other costs of delinquent payments, and not as a penalty. In addition, if a check or preauthorized charge with which Maker makes a payment on this Note is dishonored or refused by Maker’s payor institution, then Holder may, at its option, thereafter require any sums due under this Note to be paid by wire transfer of federal funds, cashier’s check or certified funds. Maker’s payment of a late charge or default interest shall not excuse late payment or constitute a waiver of any rights of Holder hereunder, including the right to insist that all future payments be made as and when due.

6. Collection Costs. If suit, arbitration or other legal proceeding or any foreclosure proceeding is instituted or any other action is taken by Holder to collect all or any part of the Loan or to proceed against any collateral for the Loan, Maker promises to pay Holder’s reasonable attorneys’ fees and other costs (to be determined by the court or arbitrator and not by jury, in the case of litigation or arbitration) incurred thereby. Such fees and costs shall be included in any judgment or arbitration award obtained by Holder, shall be secured by the Deed of Trust and any other document securing any portion of the Loan, and shall bear interest at the Default Rate, as defined in Section 10 below.

7. Prepayment. Maker may prepay the Loan in full or in part at any time. However, during the first 48 months of the term of this Loan (the “Prepayment Premium Period”), if Maker pays any principal payment, Maker shall pay to Holder a prepayment premium equal to (i) five percent (5%) of the amount of principal prepaid in months 1-24 (ii) two percent (2%) of the amount of principal prepaid in months 25-36 and (iii) one percent (1%) of the amount of principal prepaid in months 36-48, which amount shall be due and payable at the time Maker pays the principal payment. The prepayment premium is a liquidated damages amount designed to compensate Holder for the loss of having funds employed from the date of such prepayment through the Maturity Date, and Maker agrees that it is a reasonable estimate of the loss of income to Holder. After the Prepayment Premium Period, Maker shall be permitted to prepay any amount of principal without any prepayment premium during the remaining term of the Loan. Any partial prepayment will not excuse any later scheduled payments until Maker pays the Loan in full.

8. Waivers and Acknowledgments. Except as expressly provided in the Loan Documents to the contrary, Maker and any and all sureties and endorsers of all or any portion of this Note or the Loan hereby waive: (a) demand, notice, diligence, protest, presentment for payment, and notice of extension, dishonor, protest, demand and nonpayment of this Note; and (b) any claim to a release or discharge of any such person by reason of (i) any release or substitution of or other change in, any security given for the Loan, or the obligation of any other person or entity who or which is now or may become directly or indirectly liable for all or any portion of the Loan, or (ii) any extension or other modification of the time or terms of payment of all or any portion of the Loan.

9. Acceleration. During the existence of any Event of Default, Holder may, at its option, exercise any one or more of the remedies described in the Loan Documents or otherwise available, including declaring all unpaid indebtedness then evidenced by this Note (including any late charges that are then due and payable, any advances thereafter made from the Loan and any accruing costs and reasonable attorneys’ fees which are the obligation of Maker under the Loan Documents) to become immediately due and payable. Unless Holder otherwise elects, such acceleration shall occur automatically upon the occurrence of any Event of Default described in Section 4.1(e) of the Loan Agreement or Section 23(c) of the Deed of Trust.

10. Default Interest. After maturity, including maturity upon acceleration as described in Section 9 above, or during the existence of any Event of Default, or at any time that Maker is more than ten (10) days delinquent in the payment of money as required by this Note or the other Loan Documents (whether or not Holder has given any notice of default or any cure period has expired), then all amounts outstanding hereunder, including the amounts described in Section 9, shall thereafter bear interest at the default rate of twenty percent (20.0%) per annum (the “Default Rate”) from the date such payment became due until paid, but in no event to exceed the highest rate lawfully collectible under applicable law. Maker acknowledges that the imposition of the Default Rate may result in the compounding of interest, and Maker consents to such compounding.

11. Remedies; Right of Setoff. The indebtedness evidenced by this Note is secured by the Deed of Trust and may be secured by other collateral. During the existence of any Event of Default, Holder may proceed against the property encumbered by the Deed of Trust and/or any other collateral and/or Maker in such order and manner as Holder in its sole discretion may determine, provided that Holder shall not be obligated to proceed against any of such collateral or Maker.

12. Interest Limit. All interest and other charges, fees, goods, things of value and reimbursable costs that Maker is or may become obligated to pay or reimburse in connection with the Loan (the “Additional Sums”), and which may be deemed to constitute “interest” within the meaning of Arizona Revised Statutes Sections 44-1201 et seq., shall be deemed to constitute items of interest in addition to the rate(s) of interest specified above, and Maker hereby contracts in writing to pay the rates of interest stated above plus such additional rate resulting from the inclusion of the Additional Sums as interest. If fulfillment of any provision of this Note or any other agreement between Maker and Holder would require Maker to pay amounts in excess of the maximum amounts, if any, lawfully collectible under applicable law, then the obligation of Maker to be fulfilled shall be automatically reduced to require the payment of only the maximum amounts lawfully collectible and any amounts paid by Maker in excess of the maximum lawfully collectible amount of interest will be applied to the principal of this Note as of the date of payment or, if the principal balance of the Loan has been paid in full, refunded to Maker. Maker hereby agrees to accept any such refund as its exclusive remedy under this Note or applicable law.

13. No Waiver. Failure of Holder to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent default or in the event of continuance of any existing default after demand for strict performance hereof. Without limitation of the foregoing sentence, no acceptance of a past due installment shall be construed to waive Holder’s right to insist upon prompt payment thereafter or to impose late charges retroactively or prospectively. Holder may apply any payment of less than the total amount then due that it receives from Maker (regardless of whether Maker has marked such payment to indicate that its acceptance will constitute payment in full or an accord and satisfaction) on account to amounts then owing under this Note, but acceptance and application of such amount will not cure any existing default, constitute either a waiver by Holder or an accord and satisfaction of any kind, or impair Holder’s ability to exercise any or all of its remedies.

14. Time of Essence. Time is of the essence of this Note and of all of Maker’s obligations hereunder.

15. Notices. All demands or notices required or permitted under this Note shall be given in the manner provided in Section 27 of the Deed of Trust.

16. Governing Law and Venue. This Note is executed, delivered and payable in, relates to real property located in, and shall be governed by and construed according to the substantive laws and judicial decisions of, the State of Arizona (regardless of Arizona conflict of laws principles or the place of business, residence, location or domicile of Maker or any constituent principal thereof) and applicable federal laws, rules and regulations. Maker agrees that the laws or procedural rules of any jurisdiction except for Arizona purporting to limit or affect Holder’s ability to enforce its rights as set forth in the Loan Documents (including, without limitation, any fair value, security-first, security-only, one-action or anti-deficiency provisions), are not applicable to the enforcement of Holder’s rights under the Loan Documents. Any action brought to enforce this Note may be commenced and maintained, at Holder’s option, in any state or federal district court in Arizona, or in any other court having personal jurisdiction over Maker or any guarantor. Maker irrevocably consents to jurisdiction and venue in any state or federal district court in Arizona for such purposes and agrees not to seek transfer or removal of any action commenced in accordance with the terms of this Section. Maker also waives the right to protest the domestication, enforcement or collection of any judgment obtained against Maker with respect to this Note or the Loan in any jurisdiction where Maker may now or hereafter maintain assets.

17. Mutual Waiver of Right to Jury Trial. AS A MATERIAL PART OF THE CONSIDERATION FOR THE MAKING OF THE LOAN, MAKER (AND PAYEE, BY ACCEPTING THIS NOTE) UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY OF ANY PRESENT OR FUTURE CLAIMS, DEMANDS OR CAUSES OF ACTION OF ANY KIND ARISING UNDER OR RELATING TO THIS NOTE, THE LOAN DOCUMENTS, THE LOAN, OR THE ADMINISTRATION OF THE LOAN BY HOLDER. MAKER ACKNOWLEDGES THAT THIS IS A WAIVER OF A LEGAL RIGHT AND REPRESENTS TO HOLDER THAT THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH COUNSEL OF MAKER’S CHOICE. MAKER AND HOLDER AGREE THAT ALL SUCH CLAIMS WILL BE TRIED BEFORE A JUDGE OF A COURT OF COMPETENT JURISDICTION WITHOUT A JURY.

18. Construction of Instrument. This Note shall apply to the parties hereto according to the context hereof, without regard to the number or gender of words or expressions used herein. The headings or captions of Sections in this Note are for convenience of reference only, and in no way define or limit the scope or intent of this Note or the provisions of such Sections. As used in this Note, the terms: (a) “include(s)” or “including” shall mean without limitation by reason of enumeration; and (b) “business days” shall mean those days (other than Saturdays or Sundays) upon which banks are generally open in Arizona for the conduct of substantially all of their commercial lending activities, and wire transfers of funds can be made.

IN WITNESS WHEREOF, Maker has executed this Note as of the date first written above.

MAKER:

ZP RE AZ DYSART, LLC

By:	/s/ Bryan McLaren
____________,Its________________

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